Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-136333) on Form S-8 of our report dated June 20, 2025, with respect to the financial statements and the supplemental Schedule H, line 4i–Schedule of Assets (Held at End of Year) as of December 31, 2024 of the Premcor Retirement Savings Plan.

/s/ KPMG LLP

Cleveland, Ohio
June 20, 2025